EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

NUEVO FINANCIAL CENTER, INC.

We hereby consent to the inclusion in this Registration Statement on Form SB-2/A for NUEVO FINANCIAL CENTER, INC., Registration Number of our and the related Prospectus of our report dated March 23, 2007 including the Balance Sheet and related Statement of Operations, Statement of Shareholder's Equity and Statement of Cash Flows for the year ended December 31, 2006, and Footnotes to the Financial Statements which appear in this Registration Statement. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Jewett, Schwartz, Wolfe & Associates
CERTIFIED PUBLIC ACCOUNTANTS

Jewett Schwartz, Wolfe & Associates
Hollywood, Florida

June 25, 2007